Exhibit 99.6

FORM OF BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the distribution of transferable subscription rights (the “Rights”) to purchase shares of common stock (“Common Stock”) of EXCO Resources, Inc. (the “Company”).

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by the deadline established by your nominee, which may be before 5:00 p.m., New York City time, on January 9, 2014, unless extended by the Board of Directors of the Company (the “Expiration Date”).

I (we) hereby instruct you as follows:

Box 1.     ☐        Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2.     ☐        Please EXERCISE RIGHTS for shares of Common Stock as set forth below:

Basic Subscription Right

I exercise		x	0.25	=
	(no. of Rights)		(ratio)		(no. of new shares, rounded down to nearest whole share)

Therefore, I apply for		x	$5.00	=	$
	(no. of new whole shares)		(subscription price)		(amount enclosed)

Over-Subscription Privilege

If you fully exercise your Basic Subscription Right (including in respect of Rights purchased from others), and wish to subscribe for additional shares, you may exercise your Over-Subscription Privilege. Exercise of your Over-Subscription Privilege is subject to limitations and allocations as described in the Prospectus.

I apply for		x	$5.00	=	$
	(no. of whole shares)		(subscription price)		(additional amount enclosed)

Total Payment Required (sum of basic plus over-subscription amounts): $

I am (we are) making the total payment required in the following manner:

Box 3.    ☐        Payment in the following amount is enclosed $                        .

Box 4.    ☐        Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account No.:

Amount to be deducted: $

(The total of the above two boxes must equal the “Total Payment Required” specified above.)

Transfer of Rights

Box 5.    ☐        Please sell                          of my (our) Rights.

    (no. of rights)

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

☐	represent and warrant that I am a (we are) resident(s) of the United States or, if I am (we are) not, have provided evidence satisfactory to EXCO Resources, Inc. that the exercise of my (our) Rights does not violate the laws of my (our) jurisdiction;

☐	irrevocably elect to purchase the number of shares of Common Stock indicated above on the terms set forth in the Prospectus; and

☐	I (we) agree that if I (we) fail to pay for the shares I (we) have elected to purchase, you may exercise any remedies available to you under law.

Name(s) of beneficial owner(s):

Signature(s) of beneficial owner(s):

Name:

Capacity:

Address (including Zip Code):

Telephone Number:

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